Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Ilissa Miller	Jim Polson
Jaymie Scotto & Associates	Neutral Tandem
1-866-695-3629	1-866-268-4744
pr@jaymiescotto.com Twitter: @NeutralTandem

Neutral Tandem Announces Third Quarter 2011 Financial Results

Highlights

•	Revenue of $67.3 million, an increase of 44.9% from $46.5 million in Q3’10

•	Voice billed minutes of 32.9 billion, an increase of 17.8% from 27.9 billion in Q3’10

•	Capital expenditures of $6.8 million, an increase of 58.1% from $4.3 million in Q3’10

•	Adjusted EBITDA (as defined below) of $21.0 million, an increase of 5.8% from $19.9 million in Q3’10

•	Financial results include a $1.9 million foreign exchange loss on an intercompany loan and a $1.0 million expense associated with the early termination of a switch facility lease in Q3’11

CHICAGO, November 8, 2011 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of global interconnection services, today announced its financial results for the third quarter ended September 30, 2011.

“We continue to be pleased with the overall performance of the Company, especially the progress we have made in developing our new service offerings to take advantage of our all IP Global MPLS network,” said Ed Evans, Chief Executive Officer of Neutral Tandem. “As projected last quarter, we still expect to be at the high end of the full-year revenue projections for the year. I believe this performance is largely attributable to our ability to diversify our service offerings and become a leading provider of global interconnection services. As global economic conditions continue to fluctuate, we remain focused at executing on our business plan as well as building a platform for future growth that will appeal to customers worldwide.”

Third Quarter Results

Revenue increased 44.9% to $67.3 million for the three months ended September 30, 2011, compared to $46.5 million for the three months ended September 30, 2010. The increase in third quarter 2011 revenue was primarily related to the inclusion of Tinet’s revenue in our results, as well as an increase in the number of minutes carried over our network as compared to the third quarter of 2010.

Billed minutes increased 17.8% to 32.9 billion minutes for the three months ended September 30, 2011, compared to 27.9 billion minutes for the three months ended September 30, 2010.

Network and facilities expenses for the three months ended September 30, 2011 were $28.7 million, compared to $16.1 million for the three months ended September 30, 2010. This increase was largely due to an increase in our network capacity expenses to accommodate greater traffic volumes as well as the inclusion of Tinet’s network and facilities expenses in our results for the third quarter. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $20.1 million for the three months ended September 30, 2011, compared to $12.9 million for the three months ended September 30, 2010. The increase primarily resulted from the inclusion of Tinet’s operating expenses in our results for the third quarter along with a $1.0 million expense associated with the early termination of a switch facility lease and higher employee expenses, including additional headcount. Depreciation and amortization expense was $7.5 million for the three months ended September 30, 2011, compared to $4.2 million for the three months ended September 30, 2010. This increase was primarily a result of the inclusion of Tinet’s depreciation and amortization expenses in our results for the third quarter and adding equipment to our switch locations.

Income from operations for the three months ended September 30, 2011 was $10.8 million, or 16.1% of revenue, compared to $13.3 million for the three months ended September 30, 2010, or 28.7% of revenue.

Pretax income for the three months ended September 30, 2011 was $8.7 million, compared to a pretax income of $15.3 million for the three months ended September 30, 2010.

Income tax expense for the three months ended September 30, 2011 was $2.9 million, compared to $5.7 million for the three months ended September 30, 2010. The effective tax rate for the three months ended September 30, 2011 was approximately 32.9% compared to an effective tax rate of approximately 37.4% for the three months ended September 30, 2010.

Net income for the three months ended September 30, 2011 was $5.8 million, or $0.18 per diluted share, compared to $9.6 million, or $0.29 per diluted share, for the three months ended September 30, 2010. The decrease in net income was primarily due to increased network expense, employee expenses and depreciation expense.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended September 30, 2011 was $21.0 million compared to $19.9 million for the three months ended September 30, 2010. Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended September 30, 2011 was 31.2%, down from 42.7% for the three months ended September 30, 2010. The decrease in Adjusted EBITDA margin was primarily related to higher network, facilities and employee expenses. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Conference Call & Web Cast

The third quarter conference call will be held on Tuesday, November 8, 2011 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.neutraltandem.com. Participants can also access the call by dialing 888-549-7880 (within the United States and Canada), or 480-629-9867 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on Thursday, December 8, 2011. To access the replay, dial 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers) and enter the conference ID number: 4483392#.

Cautions Concerning Forward Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation, including intercarrier compensation reform approved by the Federal Communications Commission; the effects of competition, including direct connects; the risks associated with our ability to successfully develop and market international voice services and Ethernet services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market international voice and Ethernet services; the ability to develop and provide other new services; the risk that our business and the Tinet business will not be integrated successfully; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions, including currency fluctuations; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2010 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2011 and June 30, 2011, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. provides voice, data and video interconnection services worldwide. Neutral Tandem recently acquired Tinet, a global carrier focused on the IP Transit and Ethernet wholesale market. The acquisition combines Neutral Tandem’s interconnection services for wireless, wireline, cable and broadband companies with Tinet’s global IP backbone. Collectively, Neutral Tandem provides voice, IP Transit and Ethernet solutions to carriers, service providers, and content management firms worldwide. With over 100 Ethernet sites, the company is now the largest global Ethernet interconnection provider, a top 10 global IPv4 backbone provider and has a leading IPv6 network. Please visit Neutral Tandem’s website at www.neutraltandem.com and follow us on Twitter@NeutralTandem.

For Neutral Tandem media inquiries, please contact Ilissa Miller at Jaymie Scotto & Associates +1.866.695.3629 or pr@jaymiescotto.com.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	$67,310	$46,454	$198,818	$136,040

Operating expense:
Network and facilities expense (excluding depreciation and amortization)	28,724	16,109	80,797	45,044
Operations	10,334	5,921	29,107	17,155
Sales and marketing	3,383	568	9,851	1,613
General and administrative	6,352	6,369	22,771	19,429
Depreciation and amortization	7,520	4,180	22,040	12,223
Loss (gain) on disposal of fixed assets	159	(7)	147	(74)

Total operating expense	56,472	33,140	164,713	95,390

Income from operations	10,838	13,314	34,105	40,650

Other (income) expense
Interest expense	—	—	—	4
Interest income	(2)	(50)	(32)	(176)
Other (income) expense	60	(1,915)	420	(2,126)
Foreign exchange (gain) loss	2,068	—	(317)	—

Total other (income) expense	2,126	(1,965)	71	(2,298)

Income before income taxes	8,712	15,279	34,034	42,948

Provision for income taxes	2,864	5,716	12,950	16,417

Net income	$5,848	$9,563	$21,084	$26,531

Net income per share:
Basic	$0.19	$0.29	$0.63	$0.80

Diluted	$0.18	$0.29	$0.63	$0.79

Weighted average number of shares outstanding:
Basic	31,450	33,068	33,219	33,164

Diluted	31,849	33,506	33,643	33,616

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$83,656	$106,674
Receivables	44,296	38,610
Deferred income taxes-current	2,427	1,855
Prepaid expenses	9,534	7,647

Total current assets	139,913	154,786
Intangible assets	30,637	31,506
Goodwill	50,546	49,098
Property and equipment—net	76,943	77,683
Restricted cash	962	962
Other assets	2,842	1,492

Total assets	$301,843	$315,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	10,119	13,748
Accrued liabilities:
Taxes payable	792	664
Circuit cost	12,303	10,508
Rent	1,558	1,285
Payroll and related items	5,503	3,770
Other	4,189	2,968

Total current liabilities	34,464	32,943
Other liabilities	1,340	914
Deferred income taxes-noncurrent	10,362	10,387

Total liabilities	46,166	44,244
Commitments and contingencies
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 31,447,098 shares and 33,166,242 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	31	33
Additional paid-in capital	182,664	171,343
Less treasury stock, at cost; 3,083,446 in 2011 and no shares in 2010	(50,106)	0
Accumulated other comprehensive income/loss	(19)	(2,117)
Retained earnings	123,107	102,024

Total shareholders’ equity	255,677	271,283
Total liabilities and shareholders’ equity	$301,843	$315,527

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Cash Flows From Operating Activities:
Net income	$21,084	$26,531
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	22,040	12,223
Deferred income taxes	(536)	(1,436)
Gain on disposal of fixed assets	147	(74)
Non-cash share-based compensation	12,345	7,185
Changes in fair value of ARS	—	(923)
Changes in fair value of ARS Rights	—	712
Changes in fair value of currency contract	—	(1,915)
Excess tax deficiency associated with stock option exercise	220	301
Changes in assets and liabilities:
Receivables	(5,383)	2,476
Other current assets	(1,792)	(2,441)
Other noncurrent assets	(1,609)	26
Accounts payable	(3,399)	228
Accrued liabilities	4,895	3,610
Noncurent liabilities	45	—

Net cash flows from operating activities	48,057	46,503

Cash Flows From Investing Activities:
Purchase of equipment	(19,578)	(9,530)
Proceeds from sale of equipment	16	81
Increase in restricted cash	—	(467)
Other Investments	(500)	—
Proceeds from the redemption of ARS	—	17,125

Net cash flows from investing activities	(20,062)	7,209

Cash Flows From Financing Activities:
Proceeds from the issuance of common shares associated with stock option exercise	219	49
Restricted shares withheld to cover employee taxes paid	(1,026)	(253)
Excess tax deficiency associated with stock option exercise	(220)	(301)
Payments made for repurchase of common stock	(50,106)	(9,556)
Principal payments on long-term debt	—	(235)

Net cash flows from financing activities	(51,133)	(10,296)

Effect of exchange rate changes on cash	120	—
Net Increase In Cash And Cash Equivalents	(23,018)	43,416
Cash And Cash Equivalents—Beginning	106,674	161,411

Cash And Cash Equivalents—End	$83,656	$204,827

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$—	$242

Cash paid for taxes	$15,387	$19,063

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$2,818	$2,373

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation, foreign exchange gain on intercompany loans, other expenses – stock buyback and other income on currency contract. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, foreign exchange gain on intercompany loans, other expenses – stock buyback and other income on currency contract. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited) (Dollars in thousands)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		December 31,
	2011	2010	2011	2010	2011 (1)
Net income	$5,848	$9,563	$21,084	$26,531	$30,100
Interest expense(income), net	(2)	(50)	(32)	(173)	(100)
Provision for income taxes	2,864	5,716	12,950	16,417	20,000
Depreciation and amortization	7,520	4,180	22,040	12,223	31,000

EBITDA	$16,230	$19,409	$56,042	$54,998	$81,000
Other expenses—stock buyback	—	—	330	—	—
Other income on currency contract	—	(1,915)	—	(1,915)	—
Foreign exchange loss (gain) on intercompany loan	1,865	—	(757)	—	—
Non-cash share-based compensation	2,918	2,361	12,345	7,185	12,000

Adjusted EBITDA	$21,013	$19,855	$67,960	$60,268	$93,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release.

This reconciliation is based on the midpoint of the guidance range announced by the Company on March 14, 2011.